Civeo Reports Second Quarter 2020 Results

HOUSTON and CALGARY, July 29, 2020 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the second quarter ended June 30, 2020.
Highlights include:
•Reported second quarter revenues of $114.7 million, net income of $6.1 million and operating cash flow of $24.5 million;

•Delivered second quarter Adjusted EBITDA of $28.1 million and free cash flow of $25.1 million; and

•Reduced leverage ratio to 2.34x as of June 30, 2020 from 2.54x as of March 31, 2020.

“I am pleased with the financial performance of the Company in the second quarter given this environment, but I am most proud of our team’s safety performance during this challenging time. Their efforts to keep each other and our guests safe and our locations open are a testament to Civeo's core values. As we are all still working hard to navigate the COVID-19 pandemic, I want to once again thank our employees for their commitment and focus during this difficult time. I am proud of how our team has handled this pandemic and we have received extremely positive feedback from our customers and other stakeholders. We are continuing to closely monitor the COVID-19 situation and follow our stringent safety protocols,“ stated Bradley J. Dodson, Civeo's President and Chief Executive Officer.

Mr. Dodson continued, “Civeo’s second quarter financial performance underscores 1) our team’s ability to execute quickly and respond to difficult market conditions; 2) our strong customer relationships and contracts; and 3) the benefits of the Company’s diversified geographic and commodity end-market footprint. While keeping our customers and guests safe, we were able to address our cost structure quickly in North America as occupancy and activity decreased swiftly in March and April. With a strong market position in Canada, we were able to capture the majority of the occupancy in our target markets, allowing us to generate positive operational contributions. Our differentiating exposure to the Australian natural resources industry also benefited the company as occupancy and profitability continued to improve in that region. The second quarter’s solid performance was highlighted by a 44% year-over-year increase in our Australian segment’s Adjusted EBITDA. In total, despite the significant decline in oil prices and related decline in Canadian occupancy, we continued to generate strong free cash flow and reduce our leverage ratio."

Mr. Dodson concluded, "Looking forward, we expect occupancy in Canada to improve modestly in the second half of 2020 compared to the second quarter run rate, and we expect continued strength in our Australian operations. Overall our focus remains the same: continue to operate safely, maximize cash flow generation and reduce debt."

Second Quarter 2020 Results
In the second quarter of 2020, Civeo generated revenues of $114.7 million and reported net income of $6.1 million (diluted net income of $5.3 million or $0.03 per diluted share). Net income includes $4.7 million of income ($4.7 million after-tax, or $0.03 per diluted share) associated with the settlement of a representations and warranties claim related to the Noralta acquisition. During the second quarter of 2020, Civeo produced operating cash flow of $24.5 million, Adjusted EBITDA of $28.1 million and free cash flow of $25.1 million. The second quarter of 2020 Adjusted EBITDA outperformed the second quarter of 2019 primarily due to increased occupancy in our Australian Bowen Basin villages, the contribution from the Action Catering acquisition and $6.2 million of other income related to proceeds from the Canada Emergency Wage Subsidy ("CEWS").
By comparison, in the second quarter of 2019, Civeo generated revenues of $122.2 million and reported a net loss of $15.3 million, or $0.09 per diluted share. The second quarter net loss included asset impairments in Australia totaling $5.5 million, or $0.03 per diluted share. During the second quarter of 2019, Civeo produced operating cash flow of $3.6 million and Adjusted EBITDA of $26.5 million.
(EBITDA is a non-GAAP financial measure that is defined as net income plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges, adjustments regarding an asset retirement obligation recorded in the second quarter of 2019 and proceeds from a representations and warranties claim related to a prior acquisition. Free cash flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Please see the reconciliations to GAAP measures at the end of this news release.)

Business Segment Results
(Unless otherwise noted, the following discussion compares the quarterly results for the second quarter of 2020 to the results for the second quarter of 2019.)
Canada
During the second quarter of 2020, the Canadian segment generated revenues of $53.0 million, operating loss of $6.7 million and Adjusted EBITDA of $15.3 million, compared to revenues of $78.1 million, operating loss of $5.8 million and Adjusted EBITDA of $16.3 million in the second quarter of 2019. The second quarter of 2020 Adjusted EBITDA included $6.2 million of other income related to proceeds from the CEWS and a $1.7 million gain on sale of assets from the partial sale of assets from our Henday lodge.

On a constant currency basis, the Canadian segment experienced a 30% period-over-period decrease in revenues driven by a 45% year-over-year reduction in billed rooms related to decreased customer activity due to the decline in oil prices and the COVID-19 pandemic. Adjusted EBITDA for the Canadian segment decreased 19% year-over-year primarily due to lower billed rooms in the oil sands lodges, partially offset by the CEWS proceeds and a higher gain on sale of assets.

Australia
During the second quarter of 2020, the Australian segment generated revenues of $57.1 million, operating income of $8.2 million and Adjusted EBITDA of $18.8 million, compared to revenues of $31.0 million, operating loss of $5.6 million and Adjusted EBITDA of $13.0 million in the second quarter of 2019. The second quarter of 2020 results reflect the impact of a weakened Australian dollar relative to the U.S. dollar, which decreased revenues and Adjusted EBITDA by $2.2 million and $1.2 million, respectively.
On a constant currency basis, the Australian segment experienced a 96% period-over-period increase in revenues primarily driven by contributions from the acquisition of Action Catering coupled with increased occupancy at our Bowen Basin villages. Australian village occupancy increased 21% year-over-year largely due to continued improvement in metallurgical coal activity across the Bowen Basin. Adjusted EBITDA from the Australian segment increased 44% year-over-year due to higher village occupancy coupled with contributions from the acquisition of Action Catering. Australian revenues in the second quarter of 2020 increased more year-over-year than Australian Adjusted EBITDA due to the inherent lower margins in the service-only business model of Action Catering.
U.S.
The U.S. segment generated revenues of $4.6 million, operating loss of $2.6 million and negative Adjusted EBITDA of $1.4 million in the second quarter of 2020, compared to revenues of $13.1 million, operating loss of $1.4 million and Adjusted EBITDA of $2.6 million in the second quarter of 2019. Revenues and Adjusted EBITDA declined year-over-year primarily due to lower drilling and completion activity coupled with lower occupancy in the U.S. lodges.
Income Taxes
Civeo recognized an income tax expense of $0.1 million, which resulted in an effective tax rate of 2%, in the second quarter of 2020. During the second quarter of 2019, Civeo recognized an income tax benefit of $2.9 million, which resulted in an effective tax rate of 16%.
Financial Condition
As of June 30, 2020, Civeo had total liquidity of approximately $166.2 million, consisting of $158.9 million available under its revolving credit facilities and $7.3 million of cash on hand.
Civeo’s total debt outstanding on June 30, 2020 was $299.5 million, a $15.3 million decrease since March 31, 2020. The decrease consisted of $28.0 million in debt payments from cash flow generated by the business, partially offset by an unfavorable foreign currency translation impact of $12.7 million.
Civeo reduced its leverage ratio from 2.54x as of March 31, 2020 to 2.34x as of June 30, 2020.
During the second quarter of 2020, Civeo invested $1.2 million in capital expenditures, down from $11.5 million during the second quarter of 2019 due to the completion of the Sitka lodge expansion in 2019.

Full Year 2020 Guidance
Civeo is again providing full year 2020 revenue and EBITDA guidance. For the full year of 2020, Civeo expects revenues of $476 million to $486 million and Adjusted EBITDA of $80 million to $85 million. This guidance is based on our expectations as of the date hereof and assumes no material changes to the current macro environment, or conditions related to the COVID-19 pandemic and the responses thereto. The Company is maintaining its full year 2020 capital expenditure guidance of approximately $15 million.

Conference Call
Civeo will host a conference call to discuss its second quarter 2020 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (800) 263-0877 in the United States or (646) 828-8143 internationally and using the conference ID 6978181#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 6978181#.
About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently operates a total of 28 lodges and villages in Canada, Australia and the U.S., with an aggregate of approximately 30,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.
Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein include the statements regarding Civeo’s future plans and outlook, including expectations in the Canada and Australia segments, are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with global health concerns and pandemics, including the COVID-19 pandemic and the risk that room occupancy may decline if our customers are limited or restricted in the availability of personnel who may become ill or be subjected to quarantine, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of oil, natural gas, coal, iron ore and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with the company’s ability to integrate acquisitions, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with our ability to remain in compliance with our financial covenants in our debt agreements, risks associated with general global economic conditions, global weather conditions, natural disasters and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Civeo’s annual report on Form 10-K for the year ended December 31, 2019 and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Revenues	$114,702	$122,153	$253,494	$230,703

Costs and expenses:
Cost of sales and services	83,133	85,240	186,446	164,870
Selling, general and administrative expenses	11,490	12,530	25,427	28,626
Depreciation and amortization expense	22,205	30,996	47,707	61,778
Impairment expense	—	5,546	144,120	5,546
Other operating expense (income)	(285)	(103)	704	(168)
	116,543	134,209	404,404	260,652
Operating loss	(1,841)	(12,056)	(150,910)	(29,949)

Interest expense	(3,854)	(6,720)	(9,449)	(13,355)
Interest income	4	22	20	49
Other income	12,642	1,055	12,667	4,033
Income (loss) before income taxes	6,951	(17,699)	(147,672)	(39,222)
Income tax (expense) benefit	(122)	2,850	8,689	7,334
Net income (loss)	6,829	(14,849)	(138,983)	(31,888)
Less: Net income attributable to noncontrolling interest	222	—	480	—
Net income (loss) attributable to Civeo Corporation	6,607	(14,849)	(139,463)	(31,888)
Less: Dividends attributable to Class A preferred shares	471	461	939	920
Net income (loss) attributable to Civeo common shareholders	$6,136	$(15,310)	$(140,402)	$(32,808)

Net income (loss) per share attributable to Civeo Corporation common shareholders:
Basic	$0.03	$(0.09)	$(0.83)	$(0.20)
Diluted	$0.03	$(0.09)	$(0.83)	$(0.20)

Weighted average number of common shares outstanding:
Basic	169,812	167,532	169,165	166,437
Diluted	169,990	167,532	169,165	166,437

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2020	December 31, 2019
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$7,311	$3,331
Accounts receivable, net	85,553	99,493
Inventories	7,683	5,877
Assets held for sale	—	7,589
Prepaid expenses and other current assets	17,392	15,151
Total current assets	117,939	131,441

Property, plant and equipment, net	486,815	590,309
Goodwill, net	7,778	110,173
Other intangible assets, net	100,423	111,837
Operating lease right-of-use assets	21,065	24,876
Other noncurrent assets	563	1,276
Total assets	$734,583	$969,912

Current liabilities:
Accounts payable	$35,168	$36,971
Accrued liabilities	16,910	21,755
Income taxes	571	328
Current portion of long-term debt	33,510	35,080
Deferred revenue	7,853	7,165
Other current liabilities	5,484	8,741
Total current liabilities	99,496	110,040

Long-term debt	264,522	321,792
Deferred income taxes	—	9,452
Operating lease liabilities	18,541	21,231
Other noncurrent liabilities	17,781	16,592
Total liabilities	400,340	479,107

Shareholders' equity:
Preferred shares	59,068	58,129
Common shares	—	—
Additional paid-in capital	1,575,788	1,572,249
Accumulated deficit	(911,992)	(771,590)
Treasury stock	(6,930)	(5,472)
Accumulated other comprehensive loss	(382,315)	(363,173)
Total Civeo Corporation shareholders' equity	333,619	490,143
Noncontrolling interest	624	662
Total shareholders' equity	334,243	490,805
Total liabilities and shareholders' equity	$734,583	$969,912

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2020	2019

Cash flows from operating activities:
Net loss	$(138,983)	$(31,888)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	47,707	61,778
Impairment charges	144,120	5,546
Deferred income tax benefit	(8,941)	(7,855)
Non-cash compensation charge	3,539	5,029
Gains on disposals of assets	(1,819)	(1,371)
Provision (benefit) for loss on receivables, net of recoveries	25	(56)
Other, net	(3,240)	1,444
Changes in operating assets and liabilities:
Accounts receivable	10,231	(18,616)
Inventories	(1,895)	(3)
Accounts payable and accrued liabilities	(4,583)	135
Taxes payable	251	244
Other current and noncurrent assets and liabilities, net	(1,094)	(4,427)
Net cash flows provided by operating activities	45,318	9,960

Cash flows from investing activities:
Capital expenditures	(3,847)	(21,208)
Proceeds from disposition of property, plant and equipment	1,897	4,448
Other, net	4,619	1,762
Net cash flows provided by (used in) investing activities	2,669	(14,998)

Cash flows from financing activities:
Term loan repayments	(16,551)	(17,398)
Revolving credit borrowings (repayments), net	(25,630)	27,754
Taxes paid on vested shares	(1,458)	(4,283)
Net cash flows provided by (used in) financing activities	(43,639)	6,073

Effect of exchange rate changes on cash	(368)	52
Net change in cash and cash equivalents	3,980	1,087

Cash and cash equivalents, beginning of period	3,331	12,372
Cash and cash equivalents, end of period	$7,311	$13,459

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues
Canada	$52,986	$78,102	$132,334	$144,872
Australia	57,071	30,996	106,184	59,417
United States	4,645	13,055	14,976	26,414
Total revenues	$114,702	$122,153	$253,494	$230,703

EBITDA (1)
Canada	$19,991	$16,306	$(100,265)	$26,479
Australia	18,798	6,540	34,959	16,393
United States	(1,389)	2,586	(13,442)	5,382
Corporate and eliminations	(4,616)	(5,437)	(12,268)	(12,392)
Total EBITDA	$32,784	$19,995	$(91,016)	$35,862

Adjusted EBITDA (1)
Canada	$15,301	$16,306	$26,726	$26,479
Australia	18,798	13,010	34,959	22,863
United States	(1,389)	2,586	(1,003)	5,382
Corporate and eliminations	(4,616)	(5,437)	(12,268)	(12,392)
Total adjusted EBITDA	$28,094	$26,465	$48,414	$42,332

Operating income (loss)
Canada	$(6,719)	$(5,761)	$(143,350)	$(17,356)
Australia	8,191	(5,579)	14,355	(5,964)
United States	(2,623)	(1,356)	(16,757)	(2,317)
Corporate and eliminations	(690)	640	(5,158)	(4,312)
Total operating income (loss)	$(1,841)	$(12,056)	$(150,910)	$(29,949)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

EBITDA (1)	$32,784	$19,995	$(91,016)	$35,862
Adjusted EBITDA (1)	$28,094	$26,465	$48,414	$42,332
Free Cash Flow (2)	$25,110	$(7,919)	$43,368	$(6,800)

(1)The term EBITDA is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges, adjustments regarding an asset retirement obligation recorded in the second quarter of 2019 and proceeds from a representations and warranties claim related to a prior acquisition. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing the Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net loss attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net loss attributable to Civeo Corporation	$6,607	$(14,849)	$(139,463)	$(31,888)
Income tax benefit	122	(2,850)	(8,689)	(7,334)
Depreciation and amortization	22,205	30,996	47,707	61,778
Interest income	(4)	(22)	(20)	(49)
Interest expense	3,854	6,720	9,449	13,355
EBITDA	$32,784	$19,995	$(91,016)	$35,862
Adjustments to EBITDA
Impairment of long-lived assets (a)	—	5,546	50,514	5,546
Impairment of goodwill (b)	—	—	93,606	—
Australia ARO adjustment (c)	—	924	—	924
Representations and warranties settlement (d)	(4,690)	—	(4,690)	—
Adjusted EBITDA	$28,094	$26,465	$48,414	$42,332

(a)Relates to asset impairments in the first quarter of 2020 and the second quarter of 2019. In the first quarter of 2020, we recorded a pre-tax loss related to the impairment of long-lived assets in our Canadian segment of $38.1 million ($38.1 million after-tax, or $0.23 per diluted share) and a pre-tax loss related to the impairment of long-lived assets in our U.S. segment of $12.4 million ($12.4 million after-tax, or $0.07 per diluted share), which is included in Impairment expense on the unaudited statements of operations.

In the second quarter 2019, we recorded a pre-tax loss related to the impairment of assets in Australia of $5.5 million ($5.5 million after-tax, or $0.03 per diluted share), which is included in Impairment expense on the unaudited statements of operations. This includes $1.0 million of impairment expense related to an error corrected in the second quarter 2019. During the second quarter of 2019, we identified a future liability related to an asset retirement obligation (ARO) at one of our villages in Australia that should have been recorded in 2011. We determined that the error was not material to our previously issued financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, and therefore, corrected the error in the second quarter of 2019.

(b)Relates to the impairment of goodwill in the first quarter of 2020. The $93.6 million impairment ($93.6 million after-tax, or $0.56 per diluted share) is related to our Canada reporting unit and is included in Impairment expense on the statements of operations.

(c)As noted above, during the second quarter of 2019, we identified a future liability related to an ARO at one of our villages in Australia that should have been recorded in 2011. The correction included a $0.9 million ($0.9 million after-tax, or $0.01 per diluted share) adjustment, which is included in Cost of sales and services on the unaudited statements of operations. This amount represents the prior period impact of this correction.

(d)In the second quarter of 2020, we recorded $4.7 million of income ($4.7 million after-tax, or $0.03 per diluted share) associated with the settlement of a representations and warranties claim related to the Noralta acquisition, which is included in Other income on the unaudited statements of operations.

(2)The term Free Cash Flow is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net Cash Flows Provided by Operating Activities	$24,481	$3,619	$45,318	$9,960
Capital expenditures	(1,196)	(11,529)	(3,847)	(21,208)
Proceeds from disposition of property, plant and equipment	1,825	(9)	1,897	4,448
Free Cash Flow	$25,110	$(7,919)	$43,368	$(6,800)

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

	Year Ending December 31, 2020

EBITDA Range (1)	$(59.4)	$(54.4)
Adjusted EBITDA Range (1)	$80.0	$85.0

(1)The following table sets forth a reconciliation of estimated Adjusted EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in million) (unaudited):

	Year Ending December 31, 2020
	(estimated)

Net loss	$(161.7)	$(156.7)
Income tax benefit	(8.7)	(8.7)
Depreciation and amortization	94.0	94.0
Interest expense	17.0	17.0
EBITDA	$(59.4)	$(54.4)

Adjustments to EBITDA
Impairment expense	144.1	144.1
Representations and warranties settlement	(4.7)	(4.7)
Adjusted EBITDA	$80.0	$85.0

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$40,204	$66,183	$106,270	$123,835
Mobile facility rental revenue (2)	6,072	1,819	8,580	2,600
Food and other services revenue (3)	6,710	9,086	17,484	17,423
Manufacturing revenue (4)	—	1,014	—	1,014
Total Canadian revenues	$52,986	$78,102	$132,334	$144,872

Costs
Accommodation cost	$28,598	$45,145	$76,653	$87,763
Mobile facility rental cost	5,285	2,027	8,542	2,676
Food and other services cost	6,163	8,466	16,178	16,301
Manufacturing cost	141	668	297	857
Indirect other cost	2,278	2,970	5,067	6,326
Total Canadian cost of sales and services	$42,465	$59,276	$106,737	$113,923

Average daily rates (5)	$96	$89	$94	$91

Billed rooms (6)	409,897	739,627	1,118,220	1,365,619

Canadian dollar to U.S. dollar	$0.722	$0.748	$0.733	$0.750

Supplemental Operating Data - Australian Segment
Accommodation revenue (1)	$34,933	$30,996	$67,518	$59,417
Food and other services revenue (3)	22,138	—	38,666	—
Total Australian revenues	$57,071	$30,996	$106,184	$59,417

Costs
Accommodation cost	$15,269	$15,465	$30,264	$29,862
Food and other services cost	18,759	—	32,466	—
Indirect other cost	885	590	1,736	1,192
Total Australian cost of sales and services	$34,913	$16,055	$64,466	$31,054

Average daily rates (4)	$70	$74	$69	$74

Billed rooms (5)	502,392	416,416	974,232	798,997

Australian dollar to U.S. dollar	$0.658	$0.700	$0.658	$0.706

(1)Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.
(2)Includes revenues related to mobile camps for the periods presented.
(3)Includes revenues related to food service, laundry and water and wastewater treatment services, and facilities management for the periods presented.
(4)Includes revenues related to modular construction and offshore manufacturing services for the periods presented.
(5)Average daily rate is based on billed rooms and accommodation revenue.
(6)Billed rooms represents total billed days for the periods presented.

CONTACTS:

Carolyn J. Stone
Civeo Corporation
Senior Vice President & Chief Financial Officer
713-510-2400

Jeffrey Spittel
FTI Consulting
832-667-5140